EXHIBIT 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                                         For the Nine Months
                                                                                                          Ended September 30
                                                                                                         -------------------
Dollars in millions                                                                                         1995      1994
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
Earnings before cumulative effect of accounting changes ..............................................      $211      $192
Provision for income taxes ...........................................................................       151       174
                                                                                                            ----      ----
      Earnings subtotal ..............................................................................       362       366

Fixed charges included in earnings:
      Interest expense ...............................................................................       218       209
      Interest portion of rentals ....................................................................        37        41
                                                                                                            ----      ----
         Subtotal ....................................................................................       255       250

Earnings available before fixed charges ..............................................................      $617      $616
                                                                                                            ====      ====


Fixed charges:
      Fixed charges included in earnings .............................................................      $255      $250
      Capitalized interest ...........................................................................        25        26
                                                                                                            ----      ----
         Total fixed charges .........................................................................      $280      $276
                                                                                                            ====      ====

Ratio of earnings to fixed charges ...................................................................       2.2       2.2

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